Filed pursuant to Rule 433
Registration Statement Nos.:
333-134738, 333-134738-01,
333-134738-02, 333-134738-03,
333-134738-04 and 333-134738-05

Final Term Sheet, October 31, 2006

ISSUER:   THE BANK OF NEW YORK COMPANY, INC.
SECURITIES:   SENIOR MEDIUM-TERM NOTES SERIES G
EXPECTED RATINGS:   AA3/A+/AA- (STABLE ALL)
MATURITY:   NOVEMBER 1, 2011
TRADE DATE:   OCTOBER 31, 2006
SETTLEMENT DATE:   NOVEMBER 3, 2006 (T+3)
COUPON:   5.125% PER ANNUM
COUPON FREQUENCY:   SEMI-ANNUALLY
INTEREST PAYMENT DATES:   INTEREST PAYS SEMI-ANNUALLY ON EACH
NOVEMBER 1 AND MAY 1, COMMENCING MAY 1, 2007 AND ENDING ON
MATURITY DATE (OR NEXT BUSINESS DAY, ADJUSTED MODIFIED FOLLOWING)
DAY COUNT:   30 / 360
PRINCIPAL AMOUNT:   US$ 250,000,000
PRICE TO PUBLIC: 99.992 %, PLUS ACCRUED INTEREST, IF ANY, FROM NOVEMBER
3, 2006
ALL-IN PRICE:   99.942%, PLUS ACCRUED INTEREST, IF ANY, FROM NOVEMBER 3,
2006
PROCEEDS TO ISSUER:   $249,855,000
PRICING BENCHMARK:   4.625% UST DUE 10/2011
BENCHMARK YIELD:   4.577%
SPREAD TO BENCHMARK:   T+55 BASIS POINTS
ALL-IN COUPON TO ISSUER:   5.138%
REDEMPTION:   NOT REDEEMABLE BY THE COMPANY PRIOR TO MATURITY
DENOMINATIONS:   $1,000 X $1,000
LISTING:   NONE
CUSIP NUMBER:   06406HBA6
BOOKRUNNERS:   GOLDMAN, SACHS & CO, LEHMAN BROTHERS
CO-MANAGERS:    BANC OF AMERICA SECURITIES LLC, BNY CAPITAL MARKETS,
INC., MERRILL LYNCH & CO., GREENWICH CAPITAL MARKETS, INC.
BILLING & DELIVERY AGENT:   GOLDMAN, SACHS & CO
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling GOLDMAN, SACHS & CO toll free at 1-866-471-2526 or LEHMAN BROTHERS INC. toll free at 1-888-603-5847.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via
Bloomberg or another email system.